Filed Pursuant to Rule 433

Dated September 27, 2007

Registration Statement No. 333-136056

American General Finance Corporation Medium-Term Notes, Series J Due Nine Months or More From Date of Issue Floating Rate Medium-Term Notes, Series J, Due October 2, 2009
Issuer:	American General Finance Corporation
Issue of Securities:	Floating Rate Medium-Term Notes, Series J, due October 2, 2009
Specified Currency:	U.S. Dollars
Principal Amount:	$750,000,000
Interest Rate:	3-Month USD LIBOR + 35 bps
Spread (+/-):	+ 35 bps
Reporting Service:	LIBOR Reuters
Initial Interest Rate:	To be determined on September 28, 2007
Interest Reset Dates:	Quarterly on the 2nd of each January, April, July and October
Interest Payment Dates:	Quarterly on the 2nd of each January, April, July and October, commencing January 2, 2008
Stated Maturity:	October 2, 2009
Public Offering Price:	100.00%
Agents’ Discount or Commission:	0.10%
Net Proceeds to Issuer:	$749,250,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	October 2, 2007 (T + 3)
CUSIP:	02635P TR 4
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch) (stable / stable / stable)
Joint Book Runners:	Banc of America Securities LLC J.P. Morgan Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov .  Alternatively, the issuer, any underwriter, or any dealer participating in the offering can arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll-free at 1-800-294-1322, (ii) J.P. Morgan Securities Inc. collect  at 1-212-834-4533 or (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408.

Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006